Exhibit 10.7

December 10, 2012 (amended)

Bob Spieth

[Address]

Dear Bob:

Zulily, Inc. (the “Company”) is pleased to offer you the position of Chief Operating Officer, reporting to Darrell Cavens, CEO. This offer is to work at our facility located in Washington.

Your salary will be $25,000.00 per month, which is equivalent to $300,000.00 on an annualized basis, less payroll deductions and withholdings. You will be paid semi-monthly and you will be eligible for standard Company benefits. Medical and insurance benefits become effective the first of the month following your date of full time employment. You will also be eligible for our executive bonus program with an annual target bonus of 30% of base salary.

Zulily would like to help make the transition to your new location as smooth as possible. Zulily will provide a budget up to $50,000, to be managed by our relocation vendor, which may be used towards qualified relocation expenses. Your relocation manager will arrange services through preferred providers and direct bill as many services as possible. Any expenses exceeding the budget amount will be your responsibility. Some relocation benefits, whether paid directly to you or to vendor on your behalf, are considered taxable by the IRS and may be subject to tax withholding. Your relocation manager will discuss this impact with you.

Relocation expenses are provided with the requirement that your employment term exceeds twelve (12) months. If your employment is terminated or you choose to leave the company prior to completion of this twelve month term, you will be required to reimburse the full amount of expenses (whether paid directly to you or to a vendor on your behalf) as well as any additional taxes and administrative fees associated with your relocation back to Zulily.

Subject to approval by the Board of Directors (the “Board”) of the Company, the Company shall grant you an option to purchase 2,415,000 shares (the “Option”) of the Company’s Common Stock under the Company’s 2009 Stock Plan (the “Plan”), at fair market value as determined by the Board as of the date of grant. The Option will be subject to the terms and conditions of the Plan and your grant agreement, which you will be required to execute. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months from Board approval, with the remaining shares vesting monthly thereafter, until either your Option is fully vested, your employment, or any consulting relationship, as described herein, ends, whichever occurs first. As an employee, you will be expected to abide by Company rules, policies and procedures. As a condition of employment, you must sign and comply with the attached Confidential Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause (as defined in the Plan) or advance notice. Should the Company choose to terminate your employment without Cause prior to the first anniversary of the Board approval of your Option grant, you agree to provide consulting services to the Company through the first anniversary of the Board approval of your Option grant. Any such consulting services will terminate on the 15th month after Board approval of your Option grant, unless otherwise agreed in writing by you and an officer of the Company. You will be paid $25,000.00 per month, less payroll deductions and withholdings, and will be eligible for medical and insurance benefits during any period in which such consulting services are rendered. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As an employee, you will be expected to abide by Company rules, policies and procedures. As a condition of employment, you must sign and comply with the attached Confidential Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

This letter, together with your Confidential Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Confidential Information and Inventions Agreement and return them to Barbara Thompson, Recruiting, by Dec 15th, 2012, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on as soon as is reasonable but not later 3 months from the date of signed agreement.

Your start is contingent upon successful completion of a background check. On your first day of employment, you are required to bring documents necessary to complete the I-9 Verification of eligibility to work in the United States.

We look forward to you joining zulily and to the contributions we know you will bring to your new team and the company.

Sincerely,

/s/ Darrell Cavens
Darrell Cavens - Chief Executive Officer

Attachment: Confidential Information and Inventions Agreement

Accepted:

/s/ Bob Spieth
Bob Spieth

9.18.2013
Date